Exhibit 99.1

              ATMEL REPORTS RESULTS FOR THE SECOND QUARTER OF 2005

    COMPANY REPORTS IMPROVED MARGINS, EVALUATING COST CUTTING AND OUTSOURCING

    SAN JOSE, Calif., July 26 /PRNewswire-FirstCall/ -- Atmel Corporation (Nasdaq: ATML), a worldwide leader in the development, fabrication and sale of advanced semiconductors, today announced financial results for the second quarter ended June 30, 2005.

    Revenues for the second quarter of 2005 totaled $412.2 million, versus $419.8 million in the first quarter of 2005 and $420.8 million in the second quarter of 2004. Net loss for the second quarter of 2005 totaled $42.6 million or $0.09 per share. These results compare to a net loss of $43.0 million or $0.09 per share for the first quarter of 2005, as well as a net income of $11.7 million or $0.02 per share for the second quarter of 2004.

    "We were pleased to have gross margins rebound during the quarter, with the lower costs being primarily related to improvements in the manufacturing of our smart card ICs," stated George Perlegos, Atmel's President and Chief Executive Officer. "While we are always looking to make our manufacturing more efficient, we are continuing to evaluate cost cutting measures and a move towards outsourcing in an attempt to better position the company for a return to profitability.

    "To lower costs, we continue to evaluate reductions in our workforce and we expect to increase the amount of manufacturing that is outsourced. By shifting our manufacturing strategy, we expect lower costs and lower capital expenditures, helped by selling or closing some of our older overseas facilities. We also expect to reduce our research and development costs by eliminating low potential projects and by reducing the number of process technologies in our fabs.

    "Our ASIC revenues grew about 2% sequentially in the second quarter. During the quarter, we were able to increase the percentage of our smart card ICs being produced on 0.18-micron line width to just over 50% and materially increase the yields being achieved. These improvements in our manufacturing were the main reason for the company's increase in gross margin during the quarter.

    "During the second quarter of 2005, our microcontroller sales were flat sequentially. However, booking levels for our proprietary AVR microcontroller continue to be strong, providing the basis for a better second half of the year.

    "Sales in our RF and Automotive business unit in the second quarter were down 5% sequentially. Although our RF BiCMOS business was down during the quarter, we see forecasted volume increasing in future quarters. In addition, we have several new designs for future phones with an existing CDMA customer.

    "During the second quarter, our Non Volatile Memory business declined sequentially as we focus on serial based products. However, within the segment, our serial EEPROM products grew 4% due to strength in the consumer and PC applications," concluded Mr. Perlegos.

    Outlook
    The Company anticipates that for the third quarter of 2005, revenues and gross margins should be slightly up when compared to the second quarter of 2005. Additionally, R&D should be approximately $69-$73 million, while SG&A should be between $47-$51 million. Net interest expense for the quarter should be approximately $5-$8 million, while income taxes should be approximately $3-$5 million. We anticipate that depreciation and amortization will be approximately $68-$72 million.

    Teleconference
    Atmel will hold a teleconference for the financial community at 3:00 p.m. Pacific Time today to discuss the second quarter financial results. Atmel will provide a real-time audio broadcast of the teleconference from the Investor Relations page of its website at http://www.atmel.com . Investors may access the live teleconference by dialing 800-374-0405, and using the passcode 7861408.

    A webcast replay will be available for one year after the teleconference at http://www.atmel.com . Atmel will also provide a telephone recording of the teleconference, which will be available shortly after the completion of the call. Interested parties may listen to the playback of the teleconference by calling the following number: 800-642-1687, and using the passcode 7861408, within 48 hours of completion of the call.

    Information in this release regarding Atmel's forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel's expected third quarter operating results, including revenues, gross margins, operating expenses, demand levels, new product shipments and market conditions. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, and other risks detailed from time to time in Atmel's SEC reports and filings, including our Form 10-K, filed on March 25, 2005 and subsequent Form 10-Q reports.

     Contact:  Steven Horwitz, Director, Investor Relations:  408-487-2677

                                Atmel Corporation
                    Condensed Consolidated Income Statements
                      (In thousands, except per-share data)
                                   (Unaudited)

                                          Three Months Ended          Six Months Ended
                                               June 30,                   June 30,
                                      -------------------------   -------------------------
                                         2005          2004          2005          2004
                                      -----------   -----------   -----------   -----------
Net revenues:                         $   412,200   $   420,803   $   831,977   $   828,198

Operating expenses:
      Cost of sales                       319,420       301,088       652,195       587,849
      Research and
       development                         71,561        57,307       140,282       113,951
      Selling, general and
       administrative                      53,312        43,951       105,628        87,168
             Total expenses               444,293       402,346       898,105       788,968

Operating income (loss)                   (32,093)       18,457       (66,128)       39,230
Interest and other
 expenses, net                             (9,050)       (2,712)      (12,973)       (8,608)
Income (loss) before
 income taxes                             (41,143)       15,745       (79,101)       30,622
Income tax provision                       (1,437)       (4,094)       (6,500)       (7,962)

Net income (loss)                     $   (42,581)  $    11,651   $   (85,601)  $    22,660

Basic net income (loss)
 per share                            $     (0.09)  $      0.02   $     (0.18)  $      0.05
Diluted net income (loss)
 per share                            $     (0.09)  $      0.02   $     (0.18)  $      0.05
Shares used in basic net
 income (loss) per-share
 calculation                              480,793       475,381       480,203       474,954
Shares used in diluted net
 income (loss) per-share
 calculation                              480,793       485,536       480,203       485,726

                                Atmel Corporation
                      Condensed Consolidated Balance Sheets
                                 (In thousands)
                                   (Unaudited)

                                            June 30,    December 31,
                                              2005          2004
                                          -----------   ------------
Current assets:
  Cash and cash equivalents               $   303,148   $    346,350
  Short-term investments                       45,621         58,858
  Accounts receivable, net                    231,737        228,544
  Inventories                                 320,326        346,589
  Other current assets                         81,603         91,588
       Total current assets                   982,435      1,071,929

Fixed assets, net                           1,025,342      1,204,852
Other assets                                   43,509         46,742
       Total assets                       $ 2,051,286   $  2,323,523

Current liabilities:
  Current portion of long-term debt       $   133,564   $    141,383
  Convertible notes, short-term portion       218,437             --
  Trade accounts payable                      164,192        245,240
  Accrued and other liabilities               216,913        208,942
  Deferred income on shipments to
   distributors                                16,060         18,124
       Total current liabilities              749,166        613,689
Long-term debt less current portion           159,517        110,302
Convertible notes                                 287        213,648
Other long-term liabilities                   255,687        274,288
       Total liabilities                    1,164,657      1,211,927

Stockholders' equity                          886,629      1,111,596
       Total liabilities and
        stockholders' equity              $ 2,051,286   $  2,323,523

SOURCE  Atmel Corporation
    -0-                             07/26/2005
    /CONTACT: Steven Horwitz, Director, Investor Relations of Atmel Corporation, +1-408-487-2677/
    /Web site:  http://www.atmel.com /